Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of July 30, 2019 (this “Supplemental Indenture”), among Array BioPharma Inc., a Delaware corporation, as issuer (the “Company”), Pfizer Inc., a Delaware corporation, and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, pursuant to the Indenture, dated as of December 1, 2017 (the “Indenture”), between the Company and the Trustee, the Company issued $126,060,000 aggregate principal amount of 2.625% Convertible Senior Notes due 2024 (the “Securities”);

WHEREAS, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 14, 2019, among the Company, Pfizer Inc., a Delaware corporation (“Pfizer”), and Arlington Acquisition Sub Inc., a Delaware corporation and a wholly owned subsidiary of Pfizer (“Sub”), Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Pfizer (the “Merger”);

WHEREAS, pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement) (the “Effective Time”), each share of Company Common Stock (as defined in the Merger Agreement) issued and outstanding immediately prior to the Effective Time, other than Excluded Shares, the Converted Shares and Dissenting Shares (each as defined in the Merger Agreement), will be converted into the right to receive $48.00 in cash, without interest, and subject to any withholding of Taxes (as defined in the Merger Agreement);

WHEREAS, pursuant to Section 4.07(a) of the Indenture, the Merger constitutes a Merger Event, and the Company is required to enter into a supplemental indenture with the Trustee providing that, from and after the Effective Time, the right to convert each $1,000 principal amount of Securities based on a number of shares of Common Stock equal to the Conversion Rate in effect immediately prior to such Merger Event will, without the consent of the Holders, be changed into a right to convert each $1,000 principal amount of Securities into or based on a number of Units of Reference Property equal to the Conversion Rate in effect immediately prior to such Merger Event;

WHEREAS, pursuant to the terms of the Merger Agreement and Section 4.07(a) of the Indenture, each Unit of Reference Property consists of $48.00 in cash;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture;

WHEREAS, the Company has heretofore delivered (or caused to be delivered) or is delivering (or causing to be delivered) contemporaneously herewith to the Trustee an Officer’s Certificate and an Opinion of Counsel pursuant to Sections 9.04, 12.15 and 12.16 of the Indenture; and

WHEREAS, all covenants and conditions precedent provided for in the Indenture relating to the execution of this Supplemental Indenture have been complied with.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH, for and in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, it is mutually agreed, for the benefit of the Company and the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

TERMS

Section 1.01 Definitions. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Indenture. In accordance with Sections 4.06(c) and 4.07(a) of the Indenture and pursuant to the terms of the Merger,

“Daily VWAP” shall mean $48.00;

“Last Reported Sale Price” shall mean $48.00;

“Reference Property” shall mean cash;

“Stock Price” shall mean $48.00; and

“Unit of Reference Property” shall mean $48.00 in cash.

ARTICLE II

EFFECT OF MERGER

Section 2.01 Conversion Right. Pursuant to Section 4.07(a) of the Indenture, from and after the Effective Time, the right to convert each $1,000 principal amount of Securities based on a number of shares of Common Stock equal to the Conversion Rate in effect immediately prior to such Merger Event will, without the consent of the Holders, be changed into a right to convert each $1,000 principal amount of Securities into a number of Units of Reference Property equal to the Conversion Rate in effect immediately prior to such Merger Event (subject, for the avoidance of doubt, to adjustment pursuant to Section 4.06 of the Indenture for conversions in connection with a Make-Whole Fundamental Change, if applicable).

ARTICLE III

ACCEPTANCE OF SUPPLEMENTAL INDENTURE

Section 3.01 Trustee’s Acceptance. The Trustee hereby accepts this Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

ARTICLE IV

MISCELLANEOUS PROVISIONS

Section 4.01 Governing Law; Consent to Jurisdiction and Waiver of Jury Trial. This Supplemental Indenture and any claim, controversy or dispute arising under or related to this Supplemental Indenture shall be governed by, and construed in accordance with, the governing law of the Indenture. The Company agrees that any suit, action or proceeding against the Company brought by any Holder of Securities or the Trustee arising out of or based upon this Supplemental Indenture or the Securities may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court thereof, and each of the Company and the Trustee irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. Each of the Company and the Trustee irrevocably waives, to the fullest extent permitted by law, any objection to any suit, action or proceeding that may be brought in connection with this Supplemental Indenture or the Securities, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. Each of the Company and the Trustee agrees that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon it and may be enforced in any court to the jurisdiction of which it is subject by a suit upon such judgment. EACH OF THE COMPANY, THE HOLDERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE SECURITIES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.03 Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, expressed or implied, will give to any Person, other than the parties hereto, any Paying Agent, any Conversion Agent, any authenticating agent, any Security Registrar or their successors hereunder or the Holders of the Securities, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

Section 4.04 Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 4.05 Ratification of Indenture; Supplemental Indenture Part of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 4.06 The Trustee. The recitals in this Supplemental Indenture are made by the Company only and not by the Trustee, the Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture, and all of the rights, privileges, protections, immunities and benefits afforded to the Trustee under the Indenture are deemed to be incorporated herein, and shall be enforceable by the Trustee hereunder, in each of its capacities hereunder as if set forth herein in full.

Section 4.07 Effect on Successors and Assigns. All agreements of the Company and the Trustee (including in its capacity as the Security Registrar, the Paying Agent, the Bid Solicitation Agent and the Conversion Agent) in this Supplemental Indenture will bind their respective successors.

Section 4.08 Headings, Etc. The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first written above.

ARRAY BIOPHARMA INC.

By:	/s/ Jason Haddock

Name:	Jason Haddock
Title:	Chief Financial Officer

[Signature Page to Supplemental Indenture]

PFIZER INC.

By:	/s/ Margaret M. Madden

Name:	Margaret M. Madden
Title:	Senior Vice President, Chief Governance Counsel and Corporate Secretary

[Signature Page to Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Lawrence M. Kusch

Name:	Lawrence M. Kusch
Title:	Vice President

[Signature Page to Supplemental Indenture]